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                                  EXHIBIT 23.3

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-37395 of TransTechnology Corporation on Form S-2 of our report dated February 6, 1997 on our audit of the financial statements of TCR Corporation as of December 31, 1996 and 1995 and for the years ended, appearing in the Current Report on Form 8K/A of TransTechnology Corporation dated April 17, 1997, which is also incorporated by reference in this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

Ocel, Heimer & Associates, Ltd.
Minneapolis, MN

November 4, 1997